Exhibit 99.1

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL 2010

Fremont, CA, October 21, 2009 – Telecommunications equipment maker Network Equipment Technologies, Inc. (“NET”, NASDAQ:NWK) today reported its results for the second fiscal quarter ended September 25, 2009.

Total revenue in the second quarter was $19.8 million, up from $19.5 million in the prior quarter and up from $18.5 million in the second quarter of the prior fiscal year. Results for the quarter reflect increased revenues from the Federal government, aided by recognition of funded development dollars.

Net loss in the second quarter was $4.2 million or $0.14 per share, compared to a net loss of $3.7 million, or $0.13 per share, in the prior quarter. The company reported a net loss of $47.5 million, or $1.63 per share, in the second quarter of the prior fiscal year resulting primarily from the impairment of goodwill and other intangible assets totaling $43.9 million, as well as from operating losses and charges for inventory reserves.

On a non-GAAP basis, net loss in the second quarter was $3.1 million or $0.11 per share, compared to net loss of $2.0 million or $0.07 per share in the prior quarter, and a net loss of $8.1 million, or $0.28 per share in the second quarter of fiscal 2009. Non-GAAP income adjusts for stock-based compensation, amortization and impairment of acquired intangible assets, restructure charges, gains from the early extinguishment of debt, and other significant non-recurring items, including the separation charges related to changes in senior management.

Cash and investment balances at the end of the second quarter were $90.8 million, down from $94.7 million at the end of the prior quarter. Cash and investments decreased by $40.8 million from the prior year due in large part to the repurchase of $45.7 million of convertible debt, as well as cash used in operations.

“Pilot opportunities for our VX Series are shifting to larger enterprises, yielding the potential for larger scale deployments. Today, our product development is focused on a common converged platform, enabling us to more quickly enhance our features and functionality, as well as integrate third party applications onto our products, giving us greater scale and reach,” said President and CEO C. Nicholas Keating, Jr. “We have strengthened our partnerships with many of the leading global vendors in the enterprise market and are also continuing to build upon our early successes with world class system integrators that deploy complete network solutions. We are positioning NET to be a strong, reliable, committed partner to those global partners with the sale of a complete network.”

Conference Call Information:

NET will be hosting a conference call today to discuss these results at 5:00 p.m. ET. Please dial (866) 700-6293 or (617) 213-8835 and provide conference ID#88471636 to access the call. The conference call will also be broadcast from the company’s website.

A recording of the conference call will be provided by telephone and the Internet beginning two hours after completion of the call. The replay may be accessed by telephone through midnight on October 28, 2009; please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 73876932.  A digital recording will be available on the company's website for one year.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company's broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET's voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America. The company sells its solutions through a direct sales force and an international network of resellers and distributors. For more information, visit www.net.com.

Use of Non-GAAP Financial Information

In evaluating NET’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP. Management believes that non-GAAP net income (loss) and other non-GAAP measures help indicate a base level of NET’s performance before gains, losses, or charges that are considered by management to be outside of the recurring operations of our business. We believe that the non-GAAP information regarding recurring operations allows for a better understanding of NET’s operating performance compared to prior periods and a clearer analysis of operating trends. Management uses this non-GAAP information for planning and forecasting of future periods, making decisions regarding spending levels and the allocation of resources, and determining management and employee compensation. We believe that disclosing these non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our ongoing financial and operational performance. Specifically, we believe these non-GAAP financial measures, when read in conjunction with NET’s GAAP financials, provide useful information to investors by offering:

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the ability to make more meaningful period-to-period comparisons of our ongoing operating results;

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the ability to better identify trends in our underlying business and perform related trend analysis;

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a better understanding of how management plans and measures our underlying business; and

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an easier way to compare our most recent results of operations against investor and analyst financial models.

In determining non-GAAP net income, we exclude certain gains or losses that are the result of infrequent events. Such items include (i) gains from the early extinguishment of our debt, and (ii) gains or losses from significant restructuring or other infrequent charges such as termination and severance charges related to changes in senior management. Management believes that these exclusions are appropriate because these items are not indicative of ongoing operating results or limit comparability.

We also exclude certain non-cash charges that may vary between periods and between companies based on the valuation methodology chosen and the input of required data that may not be directly related to current business operations, such as a company’s stock price. Such items include (i) stock-based compensation, and (ii) amortization and impairment of acquired intangible assets. Management believes that excluding these items allows for more meaningful comparisons of our operating results across periods and to our competitors.

Limitations.  These non-GAAP financial measures are not presented in accordance with, nor are they a substitute for, U.S. GAAP. The non-GAAP financial measures used should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains forward-looking statements, relating to possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to develop and commercialize new products and product enhancements, including relations with and performance by third-party technology providers, convert pilot opportunities into sales, develop and maintain sales relationships with third-party vendors and systems integrators, and achieve broad market acceptance for our products, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited – in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	September 25, 2009	September 26, 2008	September 25, 2009	September 26, 2008
Revenue:
Product	$14,420	$14,658	$30,285	$26,697
Service and other	5,341	3,857	8,986	7,392
Total revenue	19,761	18,515	39,271	34,089
Costs of revenue:
Cost of product revenue	7,532	9,592	14,889	18,948
Cost of service and other revenue	4,426	3,804	7,707	7,477
Impairment of long-lived assets	—	9,741	—	9,741
Total cost of revenue	11,958	23,137	22,596	36,166
Gross margin	7,803	(4,622)	16,675	(2,077)
Operating expenses:
Sales and marketing	4,628	5,692	10,020	11,440
Research and development	4,783	5,821	9,408	12,128
General and administrative	2,718	3,222	5,585	7,013
Restructure and other costs	(14)	152	24	394
Impairment of goodwill and long-lived assets	—	34,197	—	34,197
Total operating expenses	12,115	49,084	25,037	65,172
Loss from operations	(4,312)	(53,706)	(8,362)	(67,249)
Other income (expense), net	300	(136)	228	(23)
Interest expense, net	(186)	(142)	(274)	(247)
Gain on extinguishment of debt	—	6,437	555	10,151
Loss before taxes	(4,198)	(47,547)	(7,853)	(57,368)
Income tax provision (benefit)	(14)	(63)	44	(46)
Net loss	$(4,184)	$(47,484)	$(7,897)	$(57,322)

Per share amounts
Net loss:
Basic	$(0.14)	$(1.63)	$(0.27)	$(1.97)
Diluted	$(0.14)	$(1.63)	$(0.27)	$(1.97)

Common and common equivalent shares:
Basic	29,243	29,177	29,152	29,170
Diluted	29,243	29,177	29,152	29,170

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 25, 2009 (unaudited)	March 27, 2009 (1)
Current assets:
Cash and investments	$89,676	$97,021
Restricted cash	1,160	1,154
Accounts receivable, net	13,566	7,091
Inventories	6,058	7,364
Prepaid expenses and other assets	8,362	10,073
Total current assets	118,822	122,703

Property and equipment, net	5,479	6,505
Other assets	3,882	4,225
Total assets	$128,183	$133,433
Liabilities and Stockholders’ Equity
Accounts payable	$7,083	$4,257
Other current liabilities	15,579	15,084
Total current liabilities	22,662	19,341

Long-term liabilities	3,284	4,568
3 ¾% convertible senior notes	10,500	13,000
7 ¼% redeemable convertible subordinated debentures	23,704	23,704
Stockholders’ equity	68,033	72,820
Total liabilities and stockholders’ equity	$128,183	$133,433

(1) Derived from audited consolidated financial statements as of March 27, 2009.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
GAAP TO NON-GAAP NET INCOME (LOSS) RECONCILIATION
(unaudited – in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	September 25, 2009	September 26, 2008	September 25, 2009	September 26, 2008
GAAP net loss	$(4,184)	$(47,484)	$(7,897)	$(57,322)
Stock based compensation expense:
Cost of product revenue	65	55	181	150
Cost of service and other revenue	62	76	174	144
Sales and marketing	259	334	916	638
Research and development	314	273	774	547
General and administrative	299	415	685	893
Acquisition-related amortization – acquired intangibles:
Cost of product revenue	—	237	—	592
Sales and marketing	—	265	—	663
General and administrative	—	35	—	88
Impairment of goodwill and long-lived assets:
Cost of product revenue	—	9,741	—	9,741
Operating expenses	—	34,197	—	34,197
Restructure related:
General and administrative, accretion of discount on future cash flows from subleases	52	35	109	77
Sales and marketing, severance	—	—	490	—
Restructure and other:
Other, primarily severance	(14)	141	24	382
Gain on early extinguishment of debt	—	(6,437)	(555)	(10,150)
Non-GAAP net loss	$(3,147)	$(8,117)	$(5,099)	$(19,360)
Non-GAAP net loss per share data:
Basic	$(0.11)	$(0.28)	$(0.17)	$(0.66)
Diluted	$(0.11)	$(0.28)	$(0.17)	$(0.66)
Common and common equivalent shares:
Basic	29,243	29,177	29,152	29,170
Diluted	29,243	29,177	29,152	29,170